Filed pursuant to Rule 424(b)(3)

Registration Statement No. 333-280344

Prospectus Supplement No. 1

(To Prospectus dated September 18, 2024)

OKLO INC.

This prospectus supplement updates, amends and supplements the prospectus dated September 18, 2024 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1, as amended (Registration No. 333-280344). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on October 15, 2024, which is set forth below.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Oklo Inc.’s Class A Common Stock is quoted on the New York Stock Exchange under the symbol “OKLO.” On October 14, 2024, the closing price of our Class A Common Stock was $10.04.

WE ARE AN “EMERGING GROWTH COMPANY” UNDER FEDERAL SECURITIES LAWS AND ARE SUBJECT TO REDUCED PUBLIC REPORTING REQUIREMENTS. INVESTING IN OUR SECURITIES INVOLVES CERTAIN RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 14 OF THE PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 15, 2024.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 9, 2024

Oklo Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40583	86-2292473
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3190 Coronado Dr. Santa Clara, CA	95054
(Address of principal executive offices)	(Zip Code)

(650) 550-0127

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	OKLO	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 4.01 Changes in Registrant’s Certifying Accountant.

(a) Resignation of Independent Registered Public Accounting Firm

Effective October 9, 2024, the Audit Committee of the Board of Directors (the “Audit Committee”) of Oklo Inc., a Delaware corporation (the “Company”; prior to the consummation of the business combination with AltC Acquisition Corp. on May 9, 2024, “Legacy Oklo”), dismissed Marcum LLP (“Marcum”) as the Company’s independent registered public accounting firm.

Marcum’s audit reports on the Company’s financial statements as of and for the year ended December 31, 2023 and 2022 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the two most recent fiscal years ended December 31, 2023 and 2022, and the subsequent interim period through the date of this Current Report on Form 8-K: (1) there were no “disagreements” (as defined in Item 304(a)(1)(iv) of Regulation S-K) with Marcum on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Marcum, would have caused Marcum to make reference to the subject matter of such disagreements in connection with its reports on the financial statements for such years, and (2) there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K), except for the material weaknesses in Legacy Oklo’s internal control over financial reporting for the fiscal year ended December 31, 2022, which were remediated in 2023, as disclosed in Part I, Item 4 of the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2024.

The Company provided Marcum with a copy of this report prior to its filing with the Securities and Exchange Commission (the “SEC”) and requested that Marcum furnish the Company with a letter addressed to the SEC stating whether Marcum agrees with the statements made by the Company in this report and, if not, stating the respects, if any, in which Marcum does not agree with such statements. A copy of the letter from Marcum is filed as Exhibit 16.1 to this Current Report on Form 8-K.

(b) Appointment of New Independent Registered Public Accounting Firm

Effective October 10, 2024, the Audit Committee approved the appointment of Deloitte & Touche LLP (“Deloitte”) as its new independent registered public accounting firm. The Company has authorized Marcum to respond fully to the inquiries of Deloitte, as the successor independent registered accounting firm.

During the fiscal years ended December 31, 2023 and 2022, and the subsequent interim period through the date of this Current Report on Form 8-K, neither the Company nor anyone acting on its behalf consulted Deloitte regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report nor oral advice was provided to the Company by Deloitte that Deloitte concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue or (ii) any matter that was the subject of a “disagreement” within the meaning of Item 304(a)(1)(iv) of Regulation S-K or a “reportable event” within the meaning of Item 304(a)(1)(v) of Regulation S-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
16.1	Letter from Marcum LLP dated October 15, 2024.
104	Cover Page Interactive Data File (formatted as inline XBRL and contained in Exhibit 101).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Oklo Inc.

Date: October 15, 2024	By:	/s/ R. Craig Bealmear
	Name:	R. Craig Bealmear
	Title:	Chief Financial Officer

Exhibit 16.1

October 15, 2024

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Oklo Inc. under Item 4.01 of its Form 8-K filed October 15, 2024. We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of Oklo Inc. contained therein.

Very truly yours,

/s/ Marcum llp

Marcum llp